                         MANUFACTURERS INVESTMENT TRUST

                          Establishment and Designation
              of Additional Series of Shares of Beneficial Interest
                           ($0.01 par value per share)

      The undersigned, being a majority of the Trustees of Manufacturers Investment Trust (the "Trust"), acting pursuant to Section 4.1(a) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the "Declaration of Trust") hereby establish and designate the following new Series of Shares (as defined in the Declaration of Trust), such Series of Shares to have the following special and relative rights:

1.    The new Series of Shares shall be designated:

      1.    Money Market Trust B

      2.    500 Index Trust B

      3.    International Index Trust A

      4.    International Index Trust B

      5.    Bond Index Trust A

      6.    Bond Index Trust B

      7.    Growth & Income Trust II

      8.    Mid Value Trust

      9.    Small Cap Value Trust

      10.   Small Cap Emerging Growth Trust

      11.   Overseas Equity Trust

      12.   Active Bond Trust

      13.   Short-Term Bond Trust

      14.   Managed Trust

2. The new Series of Shares shall have the relative rights and preferences described in Section 4.2 of the Declaration of Trust, provided that the Trustees, in their absolute discretion, may amend any previously established relative rights and preferences as they may deem necessary or desirable to enable the Trust to comply with the Investment Company Act of 1940 or other applicable law.

      In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this ___ day of ____, 2004.

________________________                   _______________________________
Don B. Allen                               John D. Richardson

________________________                   _______________________________
Charles L. Bardelis                        F. David Rolwing

________________________
John D. DesPrez III

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.